Exhibit 99.1

June 24, 2009
FOR IMMEDIATE RELEASE
Press Release 09-02

HuntMountain Enters into Letter of Intent on Reverse Takeover Transaction

(Spokane, WA) HuntMountain Resources Ltd. (“HuntMountain”, OTCBB:HNTM) is delighted to announce that it entered into a Letter of Intent (“LOI”) with Sinomar Capital Corp. (“Sinomar”, TSXV: SMM.P), a Canadian Capital Pool Corporation, pursuant to which Sinomar will acquire 100% of the shares of HuntMountain’s Argentine subsidiary, Cerro Cazador S.A. (CCSA) in a Reverse Takeover Transaction. The transaction is intended to be Sinomar’s Qualifying Transaction as defined in Policy 2.4 of the TSX Venture Exchange (the “TSXV”) and is therefore subject to regulatory approval. The LOI contemplates the issuance of 29,118,507 common shares and 20,881,493 convertible preferred shares of Sinomar, all with a deemed value of CDN$0.30 per share. The total deemed value for the transaction is CDN$15,000,000. Upon completion of the transaction, HuntMountain will own a majority controlling interest in Sinomar.

The LOI also contemplates that Sinomar will raise, concurrently with the closing of the Acquisition a minimum of CDN$1,500,000 and a maximum of CDN$3,000,000 (the "Offering") by way of a combination of a short form offering document and private placement at a price of CDN$0.30 per share.

It is proposed that, upon completion of the Qualifying Transaction, a new board of directors for Sinomar will be nominated or elected.  The new board will consist of at least six directors, four of whom are to be nominees of HuntMountain and two of whom will be nominees of Sinomar.  The nominees of Sinomar are David Bikerman and Andrew M. Gertler.  HuntMountain has nominated Tim Hunt, Darrick Hunt, Matthew Hughes and Bryn Harman. The following are the proposed directors and officers:

President, Chief Executive Officer and Chairman of the Board of Directors – Tim Hunt

Tim Hunt is presently the CEO, President and Chairman of the board of HuntMountain. Mr. Hunt is the founder and president of Spokane, Washington-based Huntwood Industries, one of the largest building products manufacturers in the Western United States. Mr. Hunt has led the development of Huntwood Industries over the past 20 years – taking the business from a start-up venture to a significant middle-market enterprise.

President and Director – Matthew Hughes

Matthew J. Hughes is a geologist with twenty years of experience in the discovery, exploration and mining of precious metal projects in the United States, Argentina, China, Brazil and Uzbekistan. Mr. Hughes has been directly responsible for the discovery of numerous precious and base metal occurrences, including the producing Mina Martha high-grade silver lode in Santa Cruz, Argentina. Mr. Hughes has held senior level positions with Mundoro Mining, Inc., Yamana Resources Inc., Platero Resources Inc and Kinross Candelaria Mining Co. Matt has also provided geological services for Silver Standard Resources, Minas Buenaventura, NERCO Exploration and Atlas Precious Metals. He received his Bachelor of Science degree in geology from the University of Oregon.

Chief Financial Officer, Secretary and Director – Bryn Harman, CFA

Mr. Harman is the Chief Financial Officer of HuntMountain. Mr. Harman has fifteen years of experience in corporate finance and investment roles in Canada and the United States. Mr. Harman was the Director of Research for a national investment management firm, a senior equity analyst for a small cap investment advisory firm, a Listings Officer with the Alberta Stock Exchange and a corporate finance consultant for a Calgary-based Chartered Accounting firm. Mr. Harman is a Chartered Financial Analyst and holds a Bachelor of Commerce degree from the University of Saskatchewan.

Director - Darrick Hunt, CPA

Darrick Hunt is a Director of HuntMountain and the Chief Financial Officer of Huntwood Industries. Mr. Hunt holds a license as a Certified Public Accountant under the Board of Accountancy of Washington State and has a Bachelor’s in Business Administration from Gonzaga University.

Director – David Bikerman

David Bikerman is a Director of Sinomar. Mr. Bikerman has worked in the mining field for over twenty years and has experience in all aspects of mining enterprises including exploration, operations and management. He is the principal of Bikerman Engineering & Technology Associates, Inc. (BETA), a private company, which since 1997 has offered services to the mining industry in financial modeling; exploration and geologic model preparation; geo-statistical and reserve analyses; 27 environmental plans; project feasibility; and project design and management. Mr. Bikerman holds two degrees in mining engineering, including Engineer of Mines (1995) and Master of Science in mining engineering (1985) from Columbia University. From June, 2005 to August, 2007, he was President of Sino Silver Corp. Since July, 2006, Mr. Bikerman has been a director of Colombia Goldfields Ltd., a TSX listed company. Since July, 2007, Mr. Bikerman has been President, Chief Executive Officer and a director of Megastar Development Corp., a TSXV listed company. From August, 2006 to July, 2007, he was President and director of East Delta Resources Corp., an US listed company with gold and other metal projects in China.

Director – Andrew Gertler

Andrew M. Gertler is a Director of Sinomar. He is a principal and Vice-President of Lester Asset Management Inc., a discretionary money management and advisory firm where he engages in portfolio management, merger and acquisition activities, corporate reorganization and private equity investments. Mr. Gertler received his Bachelor of Commerce (Finance) degree from McGill University in 1982 and in 1984 received his Master of Business Administration from the University of Western Ontario. Mr. Gertler was a director of ProMetic Life Sciences Inc., a biopharmaceutical and TSX listed corporation, from May, 2003 to May, 2005. Since August, 2004, he has been a director of Neutron Enterprises Inc., which supplies web-based 28 stock market stimulation and training products, and was Chief Executive Officer until June, 2006. Mr. Gertler has also been, since May, 2003, a director of Avicena Group, a biotechnology company listed in the US; and a director, since June, 2007, of Zi Corporation, a technology company providing software products for communication devises and listed on the TSX.

Mr. Tim Hunt, Chairman and CEO of HuntMountain, commented, “The proposed Qualifying Transaction would provide access to the world’s best capital market for mineral exploration companies. With better access to capital we believe that can fully realize the potential of our Argentine exploration projects.”

HuntMountain Resources Ltd. is a U.S.-based junior exploration company engaged in acquiring, exploring and developing precious and base metals properties throughout North and South America. The Company currently controls and operates projects in Santa Cruz Argentina, Chihuahua Mexico, Nevada USA, and Quebec Canada.

This news release may contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy, and some of which might not even be anticipated. This news release is neither a prospectus nor an offer to sell securities or stocks in the company. It is intended for informational purposes only.

FOR FURTHER INFORMATION PLEASE CONTACT:
Bryn Harman, CFA
Chief Financial Officer
HuntMountain Resources Ltd.
(509) 892-5287
bharman@huntmountain.com

www.huntmountain.com